Exhibit 99.1

Image Entertainment Reports First Quarter 2010 Financial Results

CHATSWORTH, Calif.--(BUSINESS WIRE)--August 13, 2009--Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported financial results for its first fiscal quarter ended June 30, 2009.

“Despite the challenges facing us, we remain optimistic about the future,” said Jeff M. Framer, President and Chief Financial Officer of Image Entertainment. “We are looking forward to our second fiscal quarter DVD release of our feature film Management starring Jennifer Aniston, Steve Zahn and Woody Harrelson. Our limited theatrical release of the film during our first fiscal quarter performed to our expectations; however the majority of our expected revenue from this title will come from DVD, Blu-ray, broadcast and other revenue streams subsequent to the quarter ended June 30, 2009. Management related advertising expenses incurred were equal to 7.9% of our June 30, 2009 quarter net revenues.”

Mr. Framer added, “While this last year has certainly tested us, we have been aggressively implementing a strategic plan, including cost-cutting measures, expanding our feature film initiative and working with our investment banking firm, Houlihan Lokey, to explore strategic alternatives for the Company.”

Financial Summary - First Quarter of Fiscal 2010, Ended June 30, 2009

  Net revenues decreased 27.3% to $23,684,000, compared with net revenues of $32,577,000 for the three months ended June 30, 2008. The Company had a weaker new feature film release schedule and believes that the current economic slowdown continued to negatively impact revenue performance.
    Domestic DVD revenues decreased 32.1% to $19.2 million, from $28.2 million for the three months ended June 30, 2008.
    Domestic Blu-ray revenues decreased 30.4% to $1.3 million, from $1.9 million for the three months ended June 30, 2008.
    Digital distribution revenues decreased 11.4% to $670,000, from $756,000 for the three months ended June 30, 2008 as a result of the timing of a renewal of a contract with a customer providing for a non-refundable, non-cross collateralized minimum guarantee.
    Broadcast revenues increased 743.0% to $1.4 million, from $165,000 for the three months ended June 30, 2008 as a result of increased video-on-demand, basic cable and pay TV revenues during the quarter.
  Gross profit margins were 20.2%, compared to 22.5% for the three months ended June 30, 2008.
  Selling expenses approximated 18.7% of net revenues, up from 11.4% of net revenues for the three months ended June 30, 2008, primarily due to:
    Advertising expenses for Image’s May 2009 limited theatrical release of the feature film Management were 7.9% of consolidated net revenues for the three months ended June 30, 2009.
      The DVD and Blu-ray release of Management is scheduled for the Company’s second fiscal quarter ending September 30, 2009.
  General and administrative expenses increased 6.9% to $4,263,000, from $3,988,000, for the three months ended June 30, 2008, primarily due to head count reduction severance accrual of $406,000, investment banking fees of $120,000 and consulting expenses of $105,000.
  Loss from operations was $3,917,000, compared to $381,000, for the three months ended June 30, 2008.
  Other income was $1,541,000 for the three months ended June 30, 2009, compared to $2,970,000 for the three months ended June 30, 2008.
    In April 2009, the Company received $1.5 million in business interruption fees in connection with the termination of a merger agreement.
  Net loss was $3,030,000 ($.14 per diluted share), compared to net earnings of $1,696,000 ($.08 per diluted share), for the three months ended June 30, 2008.
  The Company continued to execute a strategic realignment plan and cost reduction plan that began in the fourth quarter of fiscal 2009.
  On April 1, 2009, the Company announced the promotion of Rick Eiberg to Chief Operating Officer from Executive Vice President, Operations and Chief Technology Officer, and the promotion of Jeff M. Framer to President in addition to his position as Chief Financial Officer. Mr. Framer will continue to act as Chief Financial Officer until a successor is named.
  On July 30, 2009, Image amended its debt agreement with Portside Growth and Opportunity Fund (Portside), which, among other things, provides for a minimum 90-day extension to the $4 million bi-annual principal payment originally due on July 30, 2009.

Best-selling DVD releases for the quarter included Powder Blue, Incendiary and The Last Word.

Fiscal Year 2010 Guidance

At this time, the Company is not providing quarterly or annual revenue guidance for fiscal 2010.

Corporate Conference Call

Image Entertainment’s management will host a conference call today, August 13, at 4:30 p.m. ET to review the fiscal 2010 first quarter financial results. Image executive management will be on the call to discuss these results and take part in a Q & A session. The call can be accessed by dialing (800) 946-0709 and requesting to join the conference call by stating the passcode 5634560, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 p.m. Eastern time, or at any time during the conference call. International participants please dial (719) 325-2269.

A replay of the conference call will be available until August 19, 2009 by dialing (888) 203-1112 and entering the following passcode: 5634560. International participants please dial (719) 457-0820 using the same passcode.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee and distributor of entertainment programming in North America, with approximately 3,200 exclusive DVD titles and approximately 340 exclusive CD titles in domestic release and approximately 400 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 5,100 individual tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the Company’s goals, plans and projections regarding the Company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, but are not limited to, (a) the Company’s ability to continue as a going concern, (b) the Company’s ability to secure media content on acceptable terms, (c) the Company’s ability to service it’s principal and interest obligations on it’s outstanding debt or otherwise renegotiate or refinance such outstanding debt, (d) the ability of the Company’s common stock to continue trading on NASDAQ, (e) changes in the retail DVD and digital media and entertainment industries, (f) changes in the Company’s business plan, (g) the Company’s limited working capital and the Company’s inability to raise additional working capital on acceptable terms or at all, (h) the Company’s ability to borrow against the Company’s revolving line of credit, (i) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors, (j) changes in general economic conditions, including the performance of financial markets and interest rates, (k) difficult, adverse and volatile conditions in the global and domestic capital and credit markets, (l) claims that the Company infringed other parties’ intellectual property, (m) changing public and consumer taste and changes in customer spending patterns, (n) decreasing retail shelf space for the Company’s industry, (o) the performance of business partners upon whom the Company depends upon, (p) changes in accounting standards, practices or policies, (q) adverse results or other consequences from litigation, arbitration or regulatory investigations, and (r) further sales or dilution of the Company’s equity, which may adversely affect the market price of the Company’s common stock.

For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and the Company’s most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results for the periods identified may differ materially from management’s expectations. Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

IMAGE ENTERTAINMENT, INC. CONSOLIDATED BALANCE SHEETS June 30, 2009 and March 31, 2009

ASSETS

(In thousands)	June 30, 2009	March 31, 2009
Current assets:	(unaudited)	(audited)
Cash and cash equivalents	$241	$802
Accounts receivable, net of allowances of $8,963 – June 30, 2009; $10,217 – March 31, 2009	23,210	19,376
Inventories	14,173	14,629
Royalty and distribution fee advances	13,957	16,570
Prepaid expenses and other assets	1,307	1,545
Total current assets	52,888	52,922
Noncurrent inventories, principally production costs	2,708	2,506
Noncurrent royalty and distribution advances	17,846	21,188
Property, equipment and improvements, net	1,885	2,161
Goodwill	5,715	5,715
Other assets	166	221
	$81,208	$84,713

IMAGE ENTERTAINMENT, INC. CONSOLIDATED BALANCE SHEETS June 30, 2009 and March 31, 2009

LIABILITIES AND SHAREHOLDERS' EQUITY

(In thousands, except share data)	June 30, 2009	March 31, 2009
Current liabilities:	(unaudited)	(audited)
Accounts payable	$12,784	$12,761
Accrued liabilities	7,081	5,626
Accrued royalties and distribution fees	16,688	20,777
Accrued music publishing fees	6,250	6,222
Deferred revenue	7,457	5,035
Revolving credit facility	11,068	10,933
Current portion of long-term debt, net of debt discount	9,409	10,094
Total current liabilities	70,737	71,448
Long-term debt, net of debt discount and current portion	5,931	5,663
Other long-term liabilities, less current portion	2,033	2,105
Total liabilities	78,701	79,216
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $.0001 par value, 25 million shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value, 100 million shares authorized; 21,856,000 issued and outstanding at June 30, 2009 and March 31, 2009, respectively	2	2
Additional paid-in capital	52,733	52,693
Accumulated deficit	(50,228)	(47,198)
Net stockholders' equity	2,507	5,497
	$81,208	$84,713

IMAGE ENTERTAINMENT, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) For the Three Months Ended June 30, 2009 and 2008

(In thousands, except per share data)	2009		2008
NET REVENUES	$23,684	100.0%	$32,577	100.0%
OPERATING COSTS AND EXPENSES:
Cost of sales	18,901	79.8	25,248	77.5
Selling expenses	4,437	18.7	3,722	11.4
General and administrative expenses	4,263	18.0	3,988	12.2
	27,601	116.5	32,958	101.2
LOSS FROM OPERATIONS	(3,917)	(16.5)	(381)	(1.2)
OTHER EXPENSES (INCOME):
Interest expense, net	629	2.7	875	2.7
Other	(1,541)	(6.5)	(2,970)	(9.1)
	(912)	(3.9)	(2,095)	(6.4)
EARNINGS (LOSS) BEFORE PROVISION FOR INCOME TAXES	(3,005)	(12.7)	1,714	5.3
PROVISION FOR INCOME TAXES	25	0.1	18	0.1
NET EARNINGS (LOSS)	$(3,030)	(12.8)%	$1,696	5.2%
NET EARNINGS (LOSS) PER SHARE:
Net earnings (loss) – basic and diluted	$(.14)		$.08
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	21,856		21,856

CONTACT:
The Honig Company, Inc.
Steve Honig, 818-986-4300
press@honigcompany.com